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                               [letterhead of S&C]



                                                                 August 21, 2003


Jennison Global Growth Fund
Prudential Europe Growth Fund, Inc.
Prudential Pacific Growth Fund, Inc.

Ladies and Gentlemen:

     We have acted as counsel to Jennison Global Growth Fund, a series of Prudential World Fund, Inc. ("Successor Fund"), to Prudential Europe Growth Fund, Inc., and to Prudential Pacific Growth Fund, Inc. (Prudential Europe Growth Fund, Inc. with Prudential Pacific Growth Fund, Inc., "Acquired Funds"), in connection with the transfer of all of the assets and liabilities of Prudential Europe Growth Fund, Inc. to Successor Fund in exchange for shares of Successor Fund, followed by the liquidating distribution by Prudential Europe Growth Fund, Inc. to its shareholders of the Successor Fund shares (together, the "Europe Growth Reorganization"), and in connection with the transfer of all of the assets and liabilities of Prudential Pacific Growth Fund, Inc. to Successor Fund in exchange for shares of Successor Fund, followed by the liquidating distribution by Prudential Pacific Growth Fund, Inc. to its shareholders of the Successor Fund shares (together, the "Pacific Growth Reorganization"), pursuant to the Agreement and Plan of Reorganization by and between Prudential World Fund, Inc., on behalf of Successor Fund, and Prudential Europe Growth Fund, Inc., and the Agreement and Plan of Reorganization by and between Prudential World Fund, Inc., on behalf of Successor Fund, and Prudential Pacific Growth Fund, Inc., (the "Agreements"), the forms of which are included in your Registration Statement on Form N-14 filed in connection with the Reorganization (the "Registration Statement"). We render this opinion to you in connection with the registration of the shares of Successor Fund to be issued in connection with the Europe Growth Reorganization and the Pacific Growth Reorganization. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreements.

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     For purposes of this opinion, we have reviewed the Agreements and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

     (i) The Europe Growth Reorganization and the Pacific Growth Reorganization will be completed in the manner set forth in the Agreements and the Combined Prospectus/Proxy Statement of Successor Fund and Acquired Funds (the "Prospectus/Proxy"), which is part of the Registration Statement.

     (ii) The representations contained in the letters of representation from Successor Fund and Acquired Funds to us dated August 21, 2003 and delivered to us for purposes of our opinion are, and at the Closing Date, will be complete and accurate without regard to any qualifications with respect to knowledge, belief or intention that may be set forth therein or elsewhere.

     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable U.S. federal income tax law, that:

     (1) The Europe Growth Reorganization will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Successor Fund and Prudential Europe Growth Fund, Inc. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code; and

     (2) The Pacific Growth Reorganization will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and Successor Fund and Prudential Pacific Growth Fund, Inc. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (3) No gain or loss will be recognized by Acquired Funds shareholders on the exchange of all their shares of Acquired Funds solely for shares of Successor Fund pursuant to the reorganizations;

     (4) No gain or loss will be recognized by either Acquired Fund upon the transfer of their assets to the Successor Fund in exchange solely for shares of Successor Fund and the assumption by Successor Fund of the liabilities of the Acquired Funds, if any. In addition, no gain or loss will be recognized by either Acquired Fund on the distribution of such Successor Fund shares to the shareholders of either Acquired Fund in liquidation of the Acquired Funds;


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     (5)  No gain or loss will be recognized by the Successor Fund upon the acquisition of the assets of the Acquired Funds in exchange solely for shares of the Successor Fund and the assumption of the liabilities of the Acquired Funds, if any;

     (6) Successor Fund's basis for the assets acquired from each Acquired Fund will be the same as the basis of these assets when held by each of the Acquired Funds immediately before the transfer, and the holding period of such assets acquired by the Successor Fund will include the holding period of these assets when held by each of the Acquired Funds;

     (7) Acquired Funds shareholders' basis for the shares of Successor Fund to be received by them pursuant to the reorganizations will be the same as their basis in the Acquired Funds shares exchanged; and

     (8) The holding period of the Successor Fund shares to be received by the Acquired Funds shareholders pursuant to the reorganizations will include the holding period of their Acquired Funds shares exchanged provided such Acquired Funds shares were held as capital assets on the date of the exchange.

     The tax consequences described above may not be applicable to Acquired Funds shareholders who are financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, persons that are otherwise required to use a mark-to-market method of accounting, persons who hold Acquired Funds shares as part of a "straddle," "hedge" or "conversion" transaction, or persons who acquired or acquire shares of Acquired Funds pursuant to the exercise of employee stock options or otherwise as compensation.

     This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Europe Growth Reorganization and the Pacific Growth Reorganization under any other laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "U.S. Federal Income Tax Considerations" in the Prospectus/Proxy. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,


                                     /s/ Sullivan & Cromwell LLP


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